COUNTRY TRUST BANK(R)

                       CODE OF ETHICS RELATING TO BUSINESS

                              AS INVESTMENT ADVISER


     1. This Code of Ethics (Code) has been adopted as a guide to all those, including Directors, officers and other employees of the Company, who might, by reason of their Company duties, find themselves in a position where their personal interests could conflict with their fiduciary responsibility for the interests of COUNTRY Trust Bank (the "Company"), the COUNTRYSM Mutual Funds, shareholders of COUNTRYSM Mutual Funds, or other advisory clients. At all times, this fiduciary relationship requires that clients' interests be placed first and served ahead of any personal interests. Additionally, no person subject to this Code should take any inappropriate advantage of their position. It is vitally important that both the fact and the appearance of conflicting interests be avoided.

     2. The purpose of this Code is to assist persons connected with the Company to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility. The Code also is intended to indicate procedures whereby any possible conflicting interests which may arise from time to time will be disclosed so that, if necessary, corrective action may be taken.

     3. The following definitions shall apply throughout this Code:

          (a) "Access Person" means any Director, officer or employee of the Company (i) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company, the COUNTRY Mutual Funds or other advisory clients or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company who obtains information concerning recommendations made to the Company, the COUNTRY Mutual Funds or other advisory clients with regard to the purchase or sale of a security.

          (b) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

          (c) "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person has or acquires.

          (d) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

          (e) "De Minimis Trade" shall mean one or more trades within the applicable time period, collectively involving the purchase and/or sale of 1000 or fewer shares of a High Volume Security.

          (f) "High Volume Security" shall mean a security of an issuer with a market capitalization in excess of $2 Billion and which over a period of 60 trading days prior to the time of a transaction, had an average daily trading volume on a major United States securities exchange of 500,000 shares or more.

          (g) "Independent Director" means a Director of the Company (or trustee of COUNTRY Mutual Funds) who is not an "interested person" of the Company (or COUNTRY Mutual Funds) within the meaning of Section 2(a)(19) of the Investment Company Act, and who would be required to make a report under
     Section 4 of the Code solely by reason of being a director of this Company.

          (h) "Investment Personnel" means:

               (i) Any employee of the Company (or of any company in a Control relationship to the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Purchase or Sale of Securities by the Company; and

               (ii) Any natural person who Controls the Company and who obtains information concerning recommendations made to the Company regarding the Purchase or Sale of Securities by the Company.

               (iii)  "Investment   Personnel"  includes  investment   portfolio
          managers, investment analysts and security traders and members of the Company's investment committee.

          (i) "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

          (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include direct obligations of the Government of the United States or of federal agencies and bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements (and such other money market instruments as may be designated from time to time by the Company's Board of Directors), shares of exchange-traded funds designed to replicate the performance of an underlying index and shares of registered open-end investment companies.

     4. The prohibitions of Section 5 of this Code shall not apply to:

          (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or Control.

          (b) Purchases or Sales of Securities which are not eligible for purchase or sale by the Company, the COUNTRY Mutual Funds or other advisory clients.

          (c) Purchases or sales which are non-volitional on the part of either the Access Person or the Company, the COUNTRY Mutual Funds or other advisory clients.

          (d) Purchases which are part of an automatic dividend reinvestment plan.

          (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (f) Purchases or sales which receive the prior approval of the Treasurer because they are only remotely potentially harmful to the Company, the COUNTRY Mutual Funds or other advisory clients because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, sold or held by the Company, the COUNTRY Mutual Funds or other advisory clients.

          (g) DeMinimis Trades.

     5. No Access Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transactions acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge at the time of such purchase or sale:

          (a) is being considered for purchase or sale by the Company, the COUNTRY Mutual Funds or other advisory clients; or

          (b) is being purchased or sold by the Company or the COUNTRY Mutual Funds or other advisory clients.

     Any Access Person of the Company shall refrain from transmitting any information regarding the Company, the COUNTRY Mutual Funds or other advisory clients' purchase or sale or potential purchase or sale of any security to any person other than in connection with the discharge of his/her responsibilities to the Company or the COUNTRY Mutual Funds or other advisory client.

     COUNTRY Trust Bank further forbids any officer, Director or employee from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by COUNTRY Trust Bank), on material nonpublic information or communicating material nonpublic information to others in violation of the law and pursuant to COUNTRY Trust Bank's Policy and Procedures to Detect and Prevent Insider Trading.

     Access Persons shall at all times during or after their employment, hold in trust, keep confidential, and not disclose to any third party or make any use of the confidential information of the Company or clients except for the benefit of the Company or clients and in the course of their employment with the Company. Access Persons shall not cause the transmission, removal, or transport of confidential information of the Company or clients from the Company's principal place of business, or such other place of business specified by the Company, without prior written approval of the Company.

     6. No Investment Personnel of this Company subject to this Code of Ethics shall:

          (a) Purchase, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge is:

               (1) A security which is being offered as part of an initial public offering of Securities, unless such purchase receives the prior written approval of the Treasurer.

               (2) A security being sold as part of a limited offering (such as a private placement) unless such purchase receives the prior written approval of the Treasurer. A person who receives approval to purchase a security as part of a limited offering shall not participate in any subsequent consideration of the purchase of the security by this Company.

          (b) Serve on the Board of Directors of a publicly traded company without the prior written approval of the Treasurer that such service would be consistent with the interests of this Company and it shareholders.

     7. The Investment Personnel assigned to the Company shall not:

          (a) Except for a DeMinimis Trade, buy or sell a security within at least seven (7) calendar days before and after the accounts to which he/she is assigned trades in the security. Any profits realized by the portfolio manager within the proscribed period shall be required to be disgorged, less any applicable taxes.

          (b) Profit from the purchase and sale or sale and purchase of the same or equivalent Securities within sixty (60) calendar days of the Purchase or Sale of such Securities by the Company, the COUNTRY Mutual Funds or other advisory clients.

     8. Company will not purchase or retain Securities or recommend the purchase or retention of services of any company to the COUNTRY Mutual Funds or other advisory clients if persons affiliated with the Company as a group, beneficially own more than one percent (1%) of the Securities of such company. Each Access Person or other employee shall promptly report to the Treasurer with respect to any corporation or unincorporated enterprise in which he/she has a beneficial interest and which to his/her knowledge has in the past engaged, or may reasonably be expected in the future to engage, in transactions with, or compete with, this Company, the COUNTRY Mutual Funds or other advisory clients, and all such interests shall be listed on all reports or disclosures required to be made pursuant to Section 12(e) of this Code.

     9. Any Access Person whose duties may involve dealings with a corporation, in any of whose Securities he/she may have an interest shall disclose such interest to the Treasurer, even though such Access Person and all other persons affiliated with Company, the COUNTRY Mutual Funds or other advisory clients do not, as a group, beneficially own more than one percent (1%) of the Securities of such corporation. Disclosure procedures under this section may be required by the Treasurer for persons other than Access Persons as deemed appropriate.

     10. Access Persons and other employees and members of their families should avoid the receipt of payments, benefits, gifts, entertainment or other favors which go beyond common courtesies of a de minimus value usually associated with accepted business practices, and which thereby might be regarded as placing such persons under some obligation to a third party dealing or desiring to deal with the Company, the COUNTRY Mutual Funds or other advisory clients.

     11. Access Persons and other employees are encouraged to take part in educational, cultural, charitable and civic activities of the community in which they reside. Such persons should, however, avoid outside employment or activities which take time and attention from duties required by Company. Outside employment or activities which may involve obligations which in any way compete or conflict with the interests of the Company, the COUNTRY Mutual Funds or other advisory clients should not be undertaken without prior approval by the President or his/her designee.

     If at any time an Access Person or other employee (including any member of his/her immediate family) finds that he/she has, or is considering the assumption of a financial interest or outside relationship which might involve a conflict of interest, or if he/she is in doubt as to the proper application of this Code, he/she should immediately make all facts known to the President or Treasurer and be guided by the instructions he/she receives. Except as otherwise directed by those instructions, he/she should refrain from exercising responsibility in any matter which might reasonably be thought to be affected by his/her adverse interest.

     12. Reports shall be made under this Code as follows:

          (a) Initial Holdings Reports. Every Access Person shall provide an initial holdings report to the Company no later than ten (10) days after he or she becomes an Access Person, containing:

               (i) The title, number of shares (for equity securities) and principal amount (for debt securities) of each Security in which the Access Person had any direct or indirect
                    Beneficial  Ownership  when  the  person  became  an  Access
                    Person;

               (ii) The name of any broker,  dealer or bank with whom the Access
                    Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

               (iii) The date that the report is submitted by the Access Person.

          (b) Quarterly Transaction Reports. Every Access Person shall report to the Company, not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, the following information:

               (i) With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect Beneficial Ownership:

                    (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares (for equity securities), and the principal amount (for debt securities) of each Security involved;

                    (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    (C)  The price at which the transaction was effected;

                    (D) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                    (E)  The date that the report is submitted.

               (ii) With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person:

                    (A) The name of the broker, dealer or bank with whom the Access Person established the account;

                    (B)  The date the account was established; and

                    (C) The date that the report is submitted by the Access Person.

          (c) Annual Holdings Reports. All Access Persons shall be required to certify annually to the Treasurer:

               (i) That they have read and understand the Code of Ethics and recognize that they are subject thereto, that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of this Code;

               (ii) The title,  number of shares  (for  equity  securities)  and principal amount (for debt securities) of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

               (iii)The name of any broker,  dealer or bank with whom the Access
                    Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

               (iv) The date that the report is submitted by the Access Person.

          (d) Exceptions:

               (i) An Access Person need not make a report under this paragraph 12 with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or Control.

               (ii) An  Independent  Director  of the  Company  need not file an initial holdings report or annual holdings reports and need only report a transaction in a security if such Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her official duties as a Director of the Company, should have known that, during the fifteen
                    (15) day period immediately preceding or after the date of the transaction by the Director, such security was purchased or sold or was considered for purchase or sale for the Company, the COUNTRY Mutual Funds or other advisory clients.

          (e) The Treasurer shall identify all Access Persons who are required to make reports under this paragraph 12 and shall inform such Access Persons of their reporting obligation. The Treasurer shall review all reports required to be filed under this paragraph 12, except his or her own reports. The Treasurer's reports shall be reviewed by the Chief Executive Officer.

          (f) A supplemental report letter shall also be submitted by any Access Person promptly after he/she becomes involved in any conflict of interest situation which he/she has not previously reported and which is required to be reported under this Code.

          (g) Reports required by Sections 8 and 9 of this Code shall be made in accordance with procedures established by the Treasurer.

     13. As to any transaction set forth in this Code requiring an Access or Investment Person to receive the prior written approval of the Treasurer, the Treasurer shall be required to receive the prior written approval of the Chief Executive Officer of this Company before engaging in any similar transaction.

     14. Any report required to be made by this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the security to which the report relates. All information disclosed under this Code shall be treated on a confidential basis except as to any disclosure required by law and except to the extent necessary for the protection of the Company.

     15. Upon discovering a violation of this Code, the Treasurer shall immediately report such to the Compliance Officer and to the Board of Directors no later than its next scheduled meeting. The Board of Directors of the Company may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

     16. The Treasurer shall prepare an annual report to the Board of Directors which:

          (a) Describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violation of the Code or procedures and sanctions imposed in response to the material violations during the past year; and

          (b) Certifies that the Company has adopted precedures reasonably necessary to prevent Access Persons from violating the Code.

     17. The Treasurer shall maintain a record of the approval of, and rationale supporting, any direct or indirect acquisition by Investment Personnel of a beneficial interest in Securities in an initial public offering or private placement, pursuant to paragraph 6 (a).

     18. Any material change to this Code must be approved by the Board of Directors (and be subsequently approved by the Board of Trustees of the COUNTRY Mutual Funds, including a majority of Trustees who are not interested parties.